UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (date of earliest event reported): February 12, 2014

AllDigital Holdings, Inc.

(Exact Name of Registrant as Specified in its Charter)

Nevada	333-141676	20-5354797
(State or other jurisdiction of incorporation or organization)	Commission File Number	IRS Employer Identification Number

220 Technology Drive, Suite 100, Irvine, California	92618
(Address of Principal Executive Offices)	(Zip Code)

(949) 250-7340

Registrant’s Telephone Number, Including Area Code:

(Former name, former address, and formal fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers

On February 12, 2014, the Board of Directors of AllDigital Holdings, Inc. (the “Company”) appointed Mark Walsh to serve on the Board of Directors of the Company (the “Board”).

On February 12, 2014, the Board adopted a Director Compensation Plan (the “Plan”) pursuant to which independent directors of the Company’s Board of Directors will receive the following upon initial appointment or election to the Board:

●	An option to purchase 150,000 shares of the Company’s common, at an exercise price equal to the closing bid price on the date immediately prior to the appointment date; and subject to accelerated vesting upon a change of control of the Company.

●	A cash payment of $5,000.

In addition, under the Plan, each independent director serving on the Board of will receive the following upon each annual anniversary of the date he or she was initially appointed or elected date to the Board:

●	An option to purchase 75,000 shares of the Company’s common stock, at an exercise price equal to the closing bid price on the date immediately prior to the applicable anniversary date; and subject to accelerated vesting upon a change of control of the company.

●	A cash payment of $5,000.

Under the terms of the Plan, Mark Walsh received a cash payment and was issued an option to purchase 15,000 shares of the Company’s common stock under the Company’s 2011 Stock Incentive Plan (the “Option”). The Option will vest over a period of 4 years, subject to Walsh’s continued employment. Twenty-five percent (25%) of shares underlying the Option will vest on February 12, 2015, and then 1/36 of the shares underlying the Option will vest each month thereafter until fully vested. Upon a change of control, any unvested portion of the Option will immediately vest in full.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 19, 2014	ALLDIGITAL HOLDINGS, INC.
a Nevada corporation

	By:	/s/ Paul Summers
	Name:	Paul Summers
	Title:	Chief Executive Officer